Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, June 19, 2018 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of June 29, 2018 and payable on July 16, 2018 in the aggregate amount of $1,383,687.62 or $0.113736 per Trust Unit, based principally upon production during the month of April 2018.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil (per Bbl)	Natural Gas (per Mcf)
	Bbls	Bbls/D	Mcf	Mcf/D
Current Month	51,166	1,706	55,884	1,863	$62.83	$3.72
Prior Month	54,962	1,773	60,416	1,949	$59.64	$3.78

Oil cash receipts for the properties underlying the Trust totaled $3.2 million for the current month, a decrease of $0.06 million from the prior month distribution period as a result of a reduction in sales volumes compared to the prior month. The reduction in sales volumes was primarily attributable to decreased oil sales in the Permian Clearfork and Permian Platform operating areas.

Natural gas cash receipts decreased slightly from $0.23 million in the prior distribution period to $0.21 million in the current month due to a decrease in natural gas volumes. The reduction in sales volumes was primarily attributable to decreased gas sales in the Permian Platform operating area.

Total direct operating expenses, including lease operating expenses, and production and ad valorem taxes, were $0.6 million, an increase of $0.1 million from the prior month.

Capital expenditures were $0.4 million in the current month. Boaz Energy advised the Trustee that capital expenditures were primarily attributable to projects in the Permian Platform, Permian Clearfork and Permian Shelf operating areas. Capital expenditures in the Permian Platform operating area were primarily associated with drilling and completion operations on three non-operated wells in Crane County. One well was brought online during the month of April with the additional two wells expected to come online in the third quarter of 2018. Additionally, two workovers were performed by Boaz in the Peak Victor field to add pay and stimulate the reservoir with acid. Capital expenditures in the Permian Clearfork operating area were primarily associated with conformance work associated with the Kingdom Clearfork waterflood in Terry County. Additional pay was completed in three injections wells in an effort to optimize flood patterns and maximize flood response. As a result, offset producers saw a temporary drop in oil production as the newly exposed reservoir begins to fill up. Boaz Energy also advised that oil production should return to previous levels once the fill-up is achieved in the newly exposed reservoir. Capital expenditures in the Permian Shelf operating area were primarily associated with a recompletion of a non-operated well in Glasscock County.

The distribution for the current month was reduced by the original listing and prorated annual fees due the New York Stock Exchange and paid by the Trust as an administrative expense in the amount of $189,926.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with the Trust’s initial public offering. The risk factors and other factors noted in the Trust’s prospectus could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:    PermRock Royalty Trust

Simmons Bank, Trustee

Lee Ann Anderson, Senior Vice President and Trust Officer

Toll-free: (855) 588-7839

Fax: (817) 298-5579

Website: www.permrock.com

e-mail: trustee@permrock.com